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                                                                  EXHIBIT 12
                       THE BANK OF NEW YORK COMPANY, INC.
                  Ratios of Earnings to Fixed Charges and Ratios
                      of Earnings to Combined Fixed Charges,
                    Distribution on Trust Preferred Securities
                           and Preferred Stock Dividends
                               (Dollars in millions)

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                                                Three              Six
                                             Months Ended      Months Ended
                                               June 30,          June 30,
                                             1998    1997      1998     1997
                                             ----    ----      ----     ----
EARNINGS
--------
Income Before Income Taxes                   $492    $445    $  967   $  883
Fixed Charges, Excluding Interest
 on Deposits                                  128     111       250      218
                                             ----    ----    ------   ------
Income Before Income Taxes and Fixed
 Charges, Excluding Interest on Deposits      620     556     1,217    1,101
Interest on Deposits                          343     328       667      629
                                             ----    ----    ------   ------
Income Before Income Taxes and Fixed
 Charges, Including Interest on Deposits     $963    $884    $1,884   $1,730
                                             ====    ====    ======   ======
FIXED CHARGES
-------------
Interest Expense, Excluding Interest
 on Deposits                                 $119    $103    $  234   $  202
One-Third Net Rental Expense*                   9       8        16       16
                                             ----    ----    ------   ------
Total Fixed Charges, Excluding Interest
 on Deposits                                  128     111       250      218
Interest on Deposits                          343     328       667      629
                                             ----    ----    ------   ------
Total Fixed Charges, Including Interest
 on Deposits                                 $471    $439    $  917   $  847
                                             ====    ====    ======   ======
DISTRIBUTION ON TRUST PREFERRED SECURITIES,
-------------------------------------------
PRE-TAX BASIS
-------------                                $ 25    $ 14    $   45   $   26
                                             ====    ====    ======   ======
PREFERRED STOCK DIVIDENDS, PRE-TAX BASIS     $  -    $  4    $    -   $    8
----------------------------------------     ====    ====    ======   ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------
Excluding Interest on Deposits               4.84x   5.01x     4.87x    5.05x
Including Interest on Deposits               2.04    2.01      2.05     2.04

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
----------------------------------
Excluding Interest on Deposits               4.05    4.31      4.13     4.37
Including Interest on Deposits               1.94    1.93      1.96     1.96

      * The proportion deemed representative of the interest factor.

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